UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary proxy statement
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☒	Soliciting Material Pursuant to § 240.14a-12

MYLAN N.V.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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On April 3, 2015, Mylan N.V. (“Mylan”) entered into a Call Option Agreement (the “Call Option Agreement”) with Stichting Preferred Shares Mylan (the “Foundation”), pursuant to which Mylan granted the Foundation a call option (the “Option”) to acquire from time to time, at an exercise price of € 0.01 per share, Mylan preferred shares up to a maximum number at any time equal to the total number of Mylan ordinary shares issued at such time.
On April 21, 2015, Teva Pharmaceuticals Industries Ltd. (“Teva”) made an unsolicited expression of interest to acquire Mylan for $82 per Mylan ordinary share, with the consideration to be comprised of approximately 50 percent cash and 50 percent Teva stock.
On July 23, 2015, in response to Teva’s unsolicited expression of interest in acquiring Mylan, the Foundation exercised the Option and acquired 488,388,431 Mylan preferred shares for a total price of € 4.9 million, which amount is payable pursuant to the terms of the Call Option Agreement.  The Mylan preferred shares were issued to the Foundation, which is a single, private party, in a transaction that did not involve any public offering.
The Foundation is an independent entity with its own independent directors and advisers and is entitled to determine, in its sole discretion, subject to the limits set by its governing documents and applicable Dutch law, whether or not to exercise the Option and any resulting voting power.  The Foundation’s governing documents and the Call Option Agreement provide that the Option and the Foundation’s resulting voting power will be exercised solely to further the Foundation’s limited, protective purpose.  This limited, protective purpose is set forth in the Foundation’s governing documents, which state that the Foundation shall safeguard the interests of Mylan, its businesses and its stakeholders from time to time against any influence that might threaten the strategy, mission, independence, continuity and/or identity of Mylan and its businesses and which are contrary to the interests of Mylan, its businesses and its stakeholders from time to time (including shareholders, employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates). The Foundation’s limited, protective purpose includes preventing an unsolicited bid for Mylan’s ordinary shares or changes in the composition of Mylan’s board of directors without Mylan’s board of directors having the opportunity to sufficiently consider the consequences of and explore alternatives to such bid or changes. The Foundation’s independent board determines in its sole discretion, acting reasonably and within the limits set by the Foundation’s governing documents, the Call Option agreement and Dutch law (as described further below), whether or not it perceives that such a threat exists and, if so, whether or not it is required to act by exercising the Option and by voting (or not voting) the Mylan preferred shares.
The Foundation’s conduct is subject to and limited by the fundamental principle of Dutch law, as developed and re-affirmed in Dutch case law, that any protective measure adopted must be an adequate and proportional response to the perceived threat. Given this fundamental principle of Dutch law and the Foundation’s governing documents, the Foundation is (i) permitted to acquire and vote the Mylan preferred shares solely to the extent these actions further its limited, protective purpose and (ii) restricted from exercising any voting power unless it is an adequate and proportional response to a threat reasonably perceived by the Foundation. The Foundation thereby is limited to exercising its voting power to a situation where a party or parties posing such a threat could actually vote (or control the vote on) Mylan ordinary shares and in an amount not greater than the voting power of the party or parties posing the threat.
The Foundation, as a matter of Dutch law, also would be expected to require Mylan to cancel its preferred shares once the perceived threat to Mylan and its stakeholders has been removed or sufficiently mitigated or neutralized. Subject to the same limitations described above, the Foundation would continue to have the right to exercise the Option in the future in response to a new threat to the interests of Mylan, its businesses and its stakeholders from time to time.
The above is a summary of the material provisions of the Call Option Agreement and is qualified in its entirety by reference to the Call Option Agreement filed as Exhibit 10.1 to Mylan’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2015, which Exhibit is incorporated by reference herein.
ADDITIONAL INFORMATION
This communication is neither an offer to purchase nor an offer to sell any securities.  In connection with Mylan’s proposal to acquire Perrigo Company plc (“Perrigo”), Mylan has filed a preliminary proxy statement on Schedule 14A on May 5, 2015 (which preliminary proxy statement was amended on June 19, 2015, July 16, 2015 and July 24, 2015, the “Preliminary Proxy Statement”) in anticipation of its extraordinary general meeting. This communication is not intended to be, and is not, a substitute for such filing or for any other document that Mylan may file with the Securities Exchange Commission (“SEC”) in connection with Mylan’s proposed acquisition of Perrigo (the “Perrigo Proposal”). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to Mylan at 724-514-1813 or investor.relations@mylan.com.  Any materials filed by Mylan with the SEC that are required to be mailed to shareholders will also be mailed to such shareholders.

PARTICIPANTS IN SOLICITATION
This communication is not a solicitation of a proxy from any investor or shareholder. However, Mylan and certain of its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the Perrigo Proposal under the rules of the SEC. Information regarding Mylan’s directors and executive officers may be found in Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015, amended on April 30, 2015 and updated by Mylan’s Current Report on Form 8-K filed June 11, 2015, as well as in the Preliminary Proxy Statement.  These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants, which may, in some cases, be different than those of Mylan’s shareholders generally, will also be included in the materials that Mylan intends to file with the SEC when they become available.
FORWARD-LOOKING STATEMENTS
This communication contains “forward-looking statements.” Such forward-looking statements may include, without limitation, statements about the Perrigo Proposal, Mylan’s acquisition (the “EPD Transaction”) of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “EPD Business”), the benefits and synergies of the Perrigo Proposal or EPD Transaction, future opportunities for Mylan, Perrigo, or the combined company and products, and any other statements regarding Mylan’s, Perrigo’s, or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Perrigo Proposal, including as to the timing of the offer and compulsory acquisition, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the offer and compulsory acquisition, whether Mylan shareholders will provide the requisite approvals for the Perrigo Proposal, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the offer and compulsory acquisition or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the offer and compulsory acquisition; the ability to meet expectations regarding the accounting and tax treatments of a transaction relating to the Perrigo Proposal and the EPD Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the EPD Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the Perrigo Proposal and the EPD Transaction; the retention of certain key employees of Perrigo and the EPD Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the Perrigo Proposal and the EPD Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the EPD Business; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third- party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our other filings with the SEC. These risks, as well as other risks associated with Mylan, Perrigo, and the combined company are also more fully discussed in the Preliminary Proxy Statement. You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Except as required by applicable law, Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this communication.